April 7, 2022

Letter to Customers from Brian Krzanich and Joe Tautges

Dear Valued Customer,

This morning, we announced that CDK Global, Inc. has agreed to be acquired by Brookfield Asset Management, Inc., a leading global alternative asset manager. Following the transaction, which is expected to be completed in the third quarter of 2022, we will become a privately held company. I encourage you to read the press release we issued announcing the transaction.

This transaction will bring a number of benefits to our customers. As a private company, we will have greater agility to invest in innovation and pursue our long-term vision to connect our industry at every level and create an open and collaborative future. With Brookfield we will have the support, resources and insights to help accelerate our growth and more importantly to provide you, our customers, with even more innovative products and services to help you better serve your customers today and tomorrow.

Business will remain as usual here at CDK and your day-to-day relationship will not change. We will continue working together just as we do today, and you can expect the exact same commitment to strong service and high-quality products.

This is an important milestone for our company, and one we would not have reached without our customers. It’s been your confidence and faith in our operational ability, strategy and leadership that has fueled us to do -- and deliver -- more. We personally thank you for that loyalty and support, and we look forward to continuing to serve you for years to come.

Best,

Brian Krzanich Chief Executive Officer /s/ Brian Krzanich	Joe Tautges Executive Vice President and Chief Operating Officer /s/ Joe Tautges
Additional Information

The tender offer for the outstanding common stock of CDK Global, Inc. (the “Company”) has not yet commenced. This communication does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell the Company’s securities. An offer to purchase shares of the Company’s common stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, Central Merger Sub Inc. will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including the Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information. The Company’s stockholders are urged to read these documents (including the Offer to Purchase and related Letter of Transmittal and certain other documents), and the Solicitation/Recommendation Statement, as may be amended from time to time, carefully when they become available because they will contain important information that they should consider before making any decision regarding tendering their Shares. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the documents may be obtained for free on the Company’s website at www.cdkglobal.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares of common stock in the tender offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of this announcement or pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended June 30, 2021 and any subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are based on information currently available to the Company, and the Company expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.